Exhibit 99.1

Contacts:	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Kristine Mozes Mozes Communications (781) 652-8875 kristine@mozescomm.com

QuickLogic Announces Second Quarter Revenue –
New Product Revenue Grows 110% Sequentially - and Initiation of Internal Stock Option Review

SUNNYVALE, Calif. – July 26, 2006 – QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable logic leader, today announced its revenue results for the second quarter ended June 30, 2006.  Additional financial results for the second quarter will be available as soon as practicable after the review of historical stock option practices and related accounting that the Company has initiated.

Revenue for the second quarter of 2006 was $9.2 million, consistent with $9.3 million in the first quarter of 2006, and down 28 percent from $12.8 million in the second quarter of 2005. The year-over-year change in revenue is primarily due to the company’s pASIC 1 and pASIC 2 end-of-life program and reduced sales to two international customers, which were partially offset by revenue growth from its new products. These new products - Eclipse II, QuickPCI II, PolarPro and QuickMIPS - contributed 25 percent of revenue in the second quarter of 2006, compared with 12 percent of revenue in the first quarter of 2006 and less than two percent of revenue in the second quarter of 2005.

The company also reported that the Audit Committee of its Board of Directors had asked the company to initiate a review of its stock option practices and related accounting.  As the review is underway, the impact to the company’s historical financial statements is not yet known. The company will not announce its full second quarter financial results or file its quarterly report on Form 10-Q for the quarter ended June 30, 2006 until after the completion of the review. In light of this review, the company may not be able to file its Form 10-Q for the second quarter of 2006 by the due date, August 11, 2006. The company will make every effort to complete its review and provide full financial results as soon as practicable. Company executives will refrain from commenting further until the review is concluded.

“New product revenue exceeded our guidance for the second quarter, growing 110 percent sequentially. While we are disappointed with our overall revenue results, we continue to be confident in our future due to strong design activity for our lowest-power solutions,” said E. Thomas Hart, chairman, president and CEO. “We were also pleased to have maintained our $30 million cash position.  In fact, our debt-free cash has grown in each of the last six quarters.”

“We intend to examine our historical stock option practices as quickly as possible, and look forward to supplying our investors with full financials once this review is complete,” said Mr. Hart.

Conference Call

QuickLogic will hold a conference call at 2:30 pm Pacific Time today, July 26, 2006, to discuss the second quarter revenue results. The conference call is being webcast and can be accessed via QuickLogic’s website at www.quicklogic.com/investors. To participate, please call (913) 981-5520 by 2:20 p.m. Pacific Time. A recording of the call will be available starting one hour after completion of the call. To access the recording, please call (719) 457-0820 and reference the pass code: 3329894. The call recording will be archived until August 2, 2006 and the webcast will be available for 12 months.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable consumer, industrial, communications and military markets.  Our latest products, PolarPro™, Eclipse™ II and QuickPCI™, are being used to implement bridge and control solutions in embedded systems requiring Wi-Fi and IDE-based hard disk drives.  QuickLogic’s proprietary ViaLink® technology offers significant benefits for programmable logic, including the lowest power, instant-on capability and bullet proof intellectual property security.  The Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by the Company relating to the effect of the options review on its financial statements, the possibility of a delay in its Form 10-Q filing, design activity of our new products and the revenue generating potential of such new products, which is dependent on the market acceptance of our products and the level of customer orders. Actual results could differ materially from any such forward-looking statements. Factors that could cause actual results to differ materially include our ability to replace pASIC1 and pASIC2 revenue, which is declining due to their end-of-life; delays in the market acceptance of the Company’s new products; the ability to convert new design opportunities into customer revenue; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in revenue in 2006 or thereafter; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; capacity constraints; the effect regional conflicts may have on our suppliers and customers; and general economic conditions. These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such. Our wirewatch code is QUIKE.

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Note to Editors: Financial Tables Follow

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

	Percentage of Revenue			Change in Revenue
	Q2 2006	Q2 2005	Q1 2006	Q2 2005 to Q2 2006	Q1 2006 to Q2 2006
Revenue	$9,249	$12,770	$9,333	(28)%	(1)%

COMPOSITION OF REVENUE
Revenue by product (1):
Mature products	44%	59%	54%	(46)%	(19)%
Embedded standard products	27%	27%	27%	(28)%	(1)%
Advanced embedded standard products	29%	14%	19%	53%	54%

Revenue by geography:
North America	39%	55%	58%	(49)%	(35)%
Europe	43%	17%	22%	80%	97%
Japan	10%	16%	11%	(53)%	(3)%
Rest of world	8%	12%	9%	(52)%	(17)%

Revenue by end-customer segment:
Instrumentation and test	40%	48%	40%	(40)%	(4)%
Datacom and telecom	35%	19%	28%	37%	26%
Military and aerospace systems	9%	17%	16%	(62)%	(44)%
Graphics and imaging	10%	5%	8%	41%	28%
Computing	6%	11%	8%	(62)%	(25)%

(1)             The mature product family includes pASIC1, pASIC2 and pASIC3 products. The embedded standard product family includes QuickRAM, QuickPCI, QuickDSP, QuickFC and V3 products. The advanced embedded standard product family includes Eclipse, Eclipse II, QuickPCI II, QuickMIPS and PolarPro products, as well as programming hardware and software.